DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of [signature] Ross Miller Secretary of State State of Nevada	Document Number 20070568236-29 Filing Date and Time 08/20/2007 11:00 AM Entity Number E0501362006-8

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Secura Consulting Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

There is hereby authorized and created a series of preferred stock hereby designated as Series A Convertible Preferred Stock ("Series A Preferred"), and the number of shares constituting Series A Preferred shall be three thousand (3,000). The Series A Preferred shall have voting powers, designations, preferences and relative participating, options, or other rights, if any, or the qualifications, limitations, or restrictions, set forth in the Certificate of Designation attached hereto. Each share of Series A Preferred shall, at the option of the holder thereof, at any time and from time to time after the 90th day a share of Series A Preferred is issued, be convertible into shares of fully paid and non-assessable shares of common stock of the Corporation, by dividing the original issue price of the Series A Preferred by the lower of (i) $0.50 per share, as adjusted, and (ii) the daily volume weighted average market price of the common stock; provided, however, that said number shall not be less than $0.20 per share. The holders of the shares of Series A Preferred shall be entitled to receive dividends, on an as-converted basis when as, and if paid on the common stock. Except as otherwise provided herein or by law, each holder of Series A Preferred shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class). See Certificate of Designation attached hereto as Exhibit A for full and further details.

3. Effective date of filing (optional): ____________________

(must not be later than 90 days after the certificate is filed)

4. Officer Signature: /s/ Bonnie Septimus

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State AM 78.1955 Designation 2003
Revised on: 03/28/05

ATTACHMENT TO THE
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SENTRA CONSULTING CORP.

It is hereby certified that:

a) The name of the corporation (hereinafter called the “Company) is Sentra Consulting Corp.

b) The articles of incorporation of the Company authorizes issuance of 10,000,000 shares of preferred stock, par value $0.001 per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Company.

c) The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of convertible Preferred Stock:

RESOLVED, that there be and hereby is authorized and created a series of preferred stock, hereby designated as the Series A Convertible Preferred Stock, which shall have the voting powers, designations, preferences and relative participating, optional or other rights, if any, or the qualifications, limitations, or restrictions, set forth in such articles of incorporation and in addition thereto, those following:

1. Designation and Amount. The preferred stock subject hereof shall be designated Series A Convertible Preferred Stock (“Series A Preferred”), and the number of shares constituting Series A Preferred shall be three thousand (3,000). No other shares of preferred stock shall be designated as Series A Preferred.

2. Dividends. Dividends may be paid on the Series A Preferred as and when declared by the Board of Directors. The dividends shall be distributed among the holders of the Series A Preferred and the Company’s common stock, par value $0.001 (the “Common Stock”), pro rata in proportion to the total number of shares of Common Stock held by each holder (assuming the conversion into Common Stock of all outstanding shares of Series A Preferred).

3. Conversion. The holders of the Series A Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. At the option of the holder thereof, at any time and from time to time, each share of Series A Preferred shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price (as defined below) by the lower of (i) a conversion price of $0.50 per share as adjusted as provided herein (the “Conversion Price”), or (ii) the daily volume weighted average market price of the Common Stock as quoted by Bloomberg, LP for the 30 trading days immediately preceding the Conversion Date (as defined below) less a 10% discount thereof, provided, however, that under no circumstances shall said number be reduced to less than $0.20 per share. The Original Issue Price for each share of Series A Preferred shall be one thousand dollars ($1,000) per share.

Notwithstanding anything contained herein to the contrary, the holder shall not be entitled to convert any Series A Preferred until the 90th day after the issuance date of the Series A Preferred.

(b) Mechanics of Conversion. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series A Preferred which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

(c) Conversion Price Adjustments of Series A Preferred for Certain Splits and Combinations. The Conversion Price of the Series A Preferred shall be subject from time to time as follows:

(i) Stock Splits, Etc. In the event the Company should at any time or from time to time after the date upon which any shares of the Series A Preferred were first issued (the “Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price in effect immediately prior to such split, subdivision, dividend or other distribution, as the case may be, shall be adjusted appropriately.

(ii) Other Distributions. In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company to other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(i), then, in each such case for the purpose of this subsection (ii), the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

(iii) Recapitalizations. In the event there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Section 3), provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Company or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A Preferred after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred) shall be applicable after that event as nearly equivalently as may be practicable.

(d) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event that the Company shall issue Additional Shares of Common Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event such Conversion Price shall be reduced, concurrently with such issue, to such issuance price, which thereafter shall be the Conversion Price, provided, however, that in no event shall the Conversion Price shall less than $0.20 per share. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

(i) Definition of Additional Shares of Common Stock. Additional Shares of Common Stock shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 3(d)(ii)) by the Company after the Purchase Date, other than shares of Common Stock issued, issuable or, deemed to be issued:

1) upon conversion of shares of the Series A Preferred;

2) to officers, directors, or employees of, or consultants to, the Company pursuant to stock grant, option plan or other stock incentive program or arrangement approved by the Board of Directors for employees, officers, directors or consultants of the Company;

3) as a dividend or distribution on the Series A Preferred;

4) in connection with any transaction for which adjustment is made pursuant to Section 3 hereof;

5) securities of the Company issued to a Strategic Investor. As used herein, the term “Strategic Investor” shall mean that a majority of the Company’s Board of Directors determines that such investor is a strategic investor; and

6) securities of the Company issued pursuant to an offering to all of the then current stockholders of the Company pro-rata to the number of shares of the Company held by such stockholders (assuming the conversion into Common Stock of all the then outstanding shares of Series A Preferred).

(ii) Options and Convertible Securities. In the event that the Company at any time after the Purchase Date shall issue any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock (“Options”) or any evidences of indebtedness, preferred stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities and the exercise or conversion price of said Options or Convertible Securities is less than the Conversion Price, then the issuance of such Options or Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such Options or Convertible Securities shall be deemed to have been issued for a consideration equal to the consideration received by the Company for the issuance of such Options or Convertible Securities as the case may be, plus the exercise price provided for in such Options or Convertible Securities for the Common Stock covered thereby;

2) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities, in each case, pursuant to their respective terms;

3) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

4) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

(e) No Impairment. The Company will not, by amendment of its Article of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred against impairment.

(f) No Fractional Shares and Certificate as to Adjustment. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred pursuant to this Section 3, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(g) Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series A Preferred, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred shall be deemed given within ten (10) days of deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

(h) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

4. Voting Rights.  Except as otherwise provided herein or by law, each holder of shares of Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class). The holders of Series A Preferred shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company and applicable law. Fractional votes shall not, however, be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

Notwithstanding anything contained herein to the contrary, the Company shall not, without the approval by vote or written consent of the holders of the majority of the Series A Preferred then outstanding: (i) amend its Certificate of Incorporation in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series A Preferred, so as to materially adversely affect such Series A Preferred; (ii) reclassify any outstanding shares of securities of the Company into shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred; or (iii) authorize any other equity security, including any other security convertible into or exercisable for any equity security, having rights or preferences senior to or being on a parity with the Series A Preferred as to dividend rights or liquidation or voting preferences.

5. Right of First Purchase. Each holder of Series A Preferred shall have a right to purchase their respective pro rata portion of all, or any part, of New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. This right of first offer shall be subject to the following provisions:

(a) “New Securities” shall mean any shares of common or preferred stock of any kind of the Company, whether now or hereafter authorized, and rights, options, or warrants to purchase said shares of common or preferred stock, and securities of any type whatsoever that are, or may become, convertible into said shares of common or preferred stock; provided, however, that "New Securities" shall not include shares issued: (i) pursuant to the conversion or exercise of convertible or exercisable securities so long as this preemptive right in this Section 5 applied with respect to the initial sale or grant by the Company of such security; (ii) to officers, directors or employees of, or consultants to, the Company pursuant to a stock grant, option plan or purchase plan or other stock incentive program or arrangement approved by the Board of Directors; (iii) in connection with stock splits, stock dividends and similar events; (iv) upon the exercise of warrants, options, notes or other rights to acquire securities of the Company which were outstanding as of the date of the Purchase Date; or (v) in connection with the acquisition of another corporation, business entity or line of business of another business entity by the Company by merger, consolidation, purchase of all or substantially all of the assets and/or shares, or other reorganization as a result of which the Company owns more than fifty percent (50%) of the voting power of such corporation.

(b) If the Company proposes to issue New Securities, it shall give each holder of Series A Preferred written notice (the “Rights Notice”) of its intention thereof, describing the New Securities, the price, the general terms upon which the Company proposes to issue them, and the number of shares that each holder has the right to purchase under this Section 5. Each holder shall have ten (10) days from delivery of the Rights Notice to agree to purchase (i) all or any part of its pro-rata share of such New Securities and (ii) all or any part of the pro-rata share of any other holder of Series A Preferred (including for this purpose any permitted transferee of the Series A Preferred holder) entitled to such rights to the extent that such other holder does not elect to purchase its full pro-rata share, in each case for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased. If the holders who elect to purchase their full pro-rata shares also elect to purchase in the aggregate more than one hundred percent (100%) of their pro-rata share of the New Securities, such New Securities shall be sold to such holders of Series A Preferred in accordance with their respective pro-rata share. The consummation of such purchase by the holder must occur no later than twenty-one (21) days from the date of the delivery of the Rights Notice.

(c) If the holders of the Series A Preferred fail to exercise in full the preemptive right within the period or periods specified in Section 5(b), the Company shall have one hundred twenty (120) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Company's notice. If the Company has not sold the New Securities within said one hundred twenty (120) day period the Company shall not thereafter issue or sell any New Securities without first offering such securities to the holders of the Series A Preferred in the manner provided above.

(d) Notwithstanding any provision in this Section 5 to the contrary, any holder of Series A Preferred which chooses to exercise the right of first offer set forth in this Section 5 may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate.

6. Preference and Participation Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series A Preferred shall be entitled to receive, out of the assets of the Company available for distribution, an aggregate amount equal to the Original Issue Price plus the sum of any accrued but unpaid cumulative dividends (the “Preference Amount”) in preference to any distribution to the holders of Common Stock. After the payment of the Preference Amount to the holders of Series A Preferred, the remaining assets will be distributed among and paid to the holders of the Series A Preferred (assuming the conversion into Common Stock of all then outstanding shares of Series A Preferred) and the holders of the Common Stock on a pro rata basis. For purposes of this Section 6, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include (i) the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Company or (ii) the acquisition of the Company by any other person by means of consolidation or merger of the Company with or into one or more persons (excluding any merger of the Company for the purpose of changing the domicile of the Company); unless, in either event, the Company’s stockholders of record immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold at least 50% of the voting power of the surviving entity.

7. Redemption. At any time following the two-year anniversary of the Purchase Date, the Company shall have the right, upon 10-days prior notice to the holders of the Series A Preferred, to (i) redeem all of the issued and outstanding Series A Preferred at a redemption price equal to the Original Issue Price or (ii) convert all the issued and outstanding shares of Series A Preferred to Common Stock at the then applicable conversion rate as set forth in Section 3.

8. Status of Acquired Shares. Shares of Series A Preferred acquired by the Company shall be restored to the status of authorized but unissued shares of capital stock, without designation as to series, and, subject to the other provisions hereof, may thereafter be issued.

9. Other Preferences. The shares of the Series A Preferred shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Company.